Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: David Humphrey	Media Contact: Kathy Fieweger
Title: Vice President — Investor Relations	Title: Chief Marketing Officer
Phone: 479-785-6200	Phone: 479-719-4358
Email: dhumphrey@arcb.com	Email: kfieweger@arcb.com

ArcBest Corporation Names Two New Members to Board of Directors

FORT SMITH Arkansas, August 3, 2015 — ArcBest Corporation (Nasdaq: ARCB), a leading provider of logistics services to meet customer needs across the supply chain, today announced two new members to the Board of Directors, Kathy D. McElligott and Stephen E. Gorman, effective July 28.

The two new directors bring the total board membership of ArcBest to 11 from nine previously.

“Both Kathy and Steve bring tremendous experience and credentials to our board,” said ArcBest President and CEO Judy R. McReynolds. “Kathy’s vast experience in the management of information technology and supply chain, along with Steve’s deep background in operations and transportation management, will serve us well as we expertly solve our customers’ complex supply chain needs. I’m confident that Kathy’s and Steve’s skills, expertise and insights will provide value to our company.”

Ms. McElligott, 59, is Executive Vice President and Chief Information and Technology Officer of McKesson Corp. (NYSE: MCK), a healthcare services and information technology company based in San Francisco and the largest pharmaceutical distributor in North America. She joined McKesson on July 20, 2015, after serving as the Chief Information Officer and Vice President, Information Technology at Emerson Electric Co. since 2010. Prior to joining Emerson, she spent 22 years with General Electric Company in multiple information systems leadership roles, including CIO of supply chain at GE Aircraft Engines. She holds a bachelor’s degree in computer science from Kent State University and a MBA from Xavier University. She is former board president of Connections to Success, a St. Louis-based nonprofit organization.

Mr. Gorman, 60, is CEO of privately held Borden Dairy Co., a fresh milk and value-added dairy based in Dallas, where he has served since July 2014. Prior to that, he was Executive Vice President and Chief Operating Officer of Delta Air Lines Inc. from 2008 until 2014. Mr. Gorman also served as the CEO and President of Greyhound Lines Inc./Laidlaw Industries from 2003 to 2007 and held leadership positions at Krispy Kreme Doughnuts Inc. and Northwest Airlines, among others. He serves currently on the board of Aeromexico and in the past has served on the boards of Greyhound Lines, Rohn Industries, Timco Aviation and as chairman of the board at Pinnacle Airlines from 2003 to 2007. He holds a bachelor’s degree in economics from Eureka College and a MBA from Bradley University.

About ArcBest

ArcBest CorporationSM (Nasdaq: ARCB) solves complex logistics and transportation challenges. Our companies and brands — ABF FreightSM, ABF LogisticsSM, Panther Premium Logistics®, FleetNet America®, U-Pack® and ArcBest Technologies — apply the skill and the will with every shipment and supply chain solution, household move or vehicle repair. ArcBest finds a way.

For more information, visit arcb.com, abf.com, pantherpremium.com, fleetnetamerica.com and upack.com. ArcBest CorporationSM. The Skill &The WillSM.

Forward-Looking Statements

Certain statements and information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would” and similar expressions and the negatives of such terms are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable, as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and management’s present expectations or projections. Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to: costs of continuing investments in technology, a failure of our information systems and the impact of cyber incidents; disruptions or failures of services essential to the operation of our business or the use of information technology platforms in our business; governmental regulations and policies; litigation or claims asserted against us; union and nonunion employee wages and benefits, including changes in required contributions to multiemployer pension plans; competitive initiatives, pricing pressures, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates and the inability to collect fuel surcharges; general economic conditions and related shifts in market demand that impact the performance and needs of industries served by ArcBest Corporation’s subsidiaries and/or limit our customers’ access to adequate financial resources; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; relationships with employees, including unions, and our ability to attract and retain employees and/or independent owner operators; availability of fuel; default on covenants of financing arrangements and the availability and terms of future financing arrangements; availability and cost of reliable third-party services; increased competition from freight transportation service providers outside the motor carrier freight transportation industry; timing and amount of capital expenditures, increased prices for and decreased availability of new revenue equipment and decreases in value of used revenue equipment; future costs of operating expenses such as maintenance and fuel and related taxes; self-insurance claims and insurance premium costs; environmental laws and regulations, including emissions-control regulations; potential impairment of goodwill and intangible assets; the impact of our brands and corporate reputation; the cost, timing and performance of growth initiatives; the cost, integration and performance of any future acquisitions; weather conditions; and other financial, operational and legal risks and uncertainties detailed from time to time in ArcBest Corporation’s Securities and Exchange Commission public filings.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

###